Integrated BioPharma Reports Results for its Quarter Ended March 31, 2020

HILLSIDE, NEW JERSEY (May 13, 2020) - Integrated BioPharma, Inc. (OTC BB: INBP) (the “Company”) reports its financial results for the quarter ended March 31, 2020.

Revenue for the quarter ended March 31, 2020 was $13.6 million compared to $14.1 million for the quarter ended March 31, 2019, a decrease of $0.5 million or 3.5%.  The Company had operating income for the quarter ended March 31, 2020 of $1.9 million compared to operating income of $1.2 million for the quarter ended March 31, 2019.

Revenues for the nine-month period ended March 31, 2020 were $39.2 million compared to $36.4 million for the nine-month period ended March 31, 2019, an increase of $2.8 million or 7.7%.  The Company had operating income for the nine-month period ended March 31, 2020 of $2.6 million compared to operating income of $2.1 million for the nine-month period ended March 31, 2019.

For each of the quarters ended March 31, 2020 and 2019, the Company had net income and diluted net income of $1.0 million or $0.03 per share of common stock and for the nine-month period ended March 31, 2020, the Company had net income and diluted net income of $2.2 million or $0.07 per common share, compared with net income and diluted net income of $1.3 million, or $0.05 per common share for the same period in 2019.

“Today we report that our revenue of approximately $14 million for the three months ended March 31, 2020 was substantially the same as our prior year, and that our revenues from our two significant customers in our Contract Manufacturing Segment remained fairly consistent; representing approximately 91% and 92% of total revenue in the quarters ended March 31, 2020 and 2019, respectively,” said Riva Sheppard, Co-Chief Executive Officer of the Company.  “While we are in these challenging times, working and living in a worldwide pandemic, we continue to operate and support our current customer base and consumer demands for nutritional supplements. We are operate as an essential business in our New Jersey facilities and are proud to provide continued employment and benefits for our employees”, stated our Co-Chief Executive Officers, Christina Kay and Mrs. Sheppard.

A summary of our financial results for the three and nine months ended March 31, 2020 and 2019 follows:

INTEGRATED BIOPHARMA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2020	2019	2020	2019

Total revenue	$13,631	$14,088	$39,234	$36,393
Cost of sales	11,779	11,995	33,957	31,750
Gross profit	1,852	2,093	5,277	4,643
Selling and administrative expenses	892	856	2,636	2,513
Operating income	960	1,237	2,641	2,130
Other income (expense), net (1)	43	(171)	(218)	(545)

Income before income taxes	1,003	1,066	2,423	1,585
Provision for income taxes	67	143	216	257
Net income	$936	$923	$2,207	$1,328

Net earnings per common share:
Basic	$0.03	$0.03	$0.07	$0.05
Diluted	$0.03	$0.03	$0.07	$0.05
Weighted average common shares outstanding:
Basic	29,565,943	29,565,943	29,565,943	28,719,452
Diluted	30,885,323	30,108,725	30,679,252	29,301,977

(1)  Includes change in fair value of derivative liability of ($0), ($0), ($0) and $9, respectively related to embedded derivative instrument in Convertible debt - CD Financial, LLC, and unrealized gains (losses) on investments of $90, ($0), $35 and ($12), non-cash items.

About Integrated BioPharma Inc. (INBP)

Integrated BioPharma, Inc. is engaged primarily in manufacturing, distributing, marketing and sales of vitamins, nutritional supplements and herbal products. Further information is available at www.ibiopharma.com.

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of INBP to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” believes,” intends,” “estimates,” “should,” “would,” “strategy,” “plan” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The risks, uncertainties and assumptions include developments in the market and related products and services and other risks and uncertainties described in the section entitled “Risk Factors” in INBP’s most recent Annual Report on Form 10-K. Accordingly, INBP cannot give assurance that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of INBP.